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                                                                Exhibit 99.1


           MYMETICS' HIV VACCINE DEMONSTRATES FIRST-EVER PRODUCTION OF MUCOSAL NEUTRALIZING IGA ANTIBODIES IN NON-HUMAN PRIMATE MODEL

    NYON, Switzerland, June 07 /PRNewswire-FirstCall/ -- Mymetics Corporation (Nasdaq: MYMX.PK) announced today analysis of results demonstrating that the Company's HIV vaccine elicited neutralizing IgA mucosal antibodies in a non-human primate model. Mucosal IgA antibodies are considered as a possible first line of defense against infection by HIV. The data were presented by Sylvain Fleury, Ph.D., Mymetics' Chief Scientific Officer, in an oral presentation titled, "Without Mucosal Adjuvant, Virosomes-gp41 Peptides from the MPR can Elicit Protective Mucosal IgA in Vaccinated Macaques," at the recent Keystone Symposium, HIV Vaccines: From Basic Research to Clinical Trials.

    According to the findings, more than 90 percent of non-human primates vaccinated with virosomes expressing the HIV-1 gp41 peptide produced mucosal IgA antibodies in the genital and intestinal compartments. These mucosal antibodies were capable of preventing HIV transcytosis, a process by which HIV crosses the membrane epithelium of the mucosa, by 60 to 98 percent. When total IgA was purified for testing in standard neutralizing assays (TZMbl), the IgA antibodies also showed the ability to neutralize a primary HIV clade B virus (QH0692) known to be difficult to neutralize. Mucosal IgA produced against the HIV gp41 protein after vaccination was determined to be as good or better than the best anti-HIV neutralizing monoclonal antibodies (2F5, 4E10 and b12) currently on the market, when comparing the amount of antibodies required for neutralizing 50 percent of the viruses.

    Mymetics' Dr. Fleury commented, "These results are extremely encouraging. We believe that, by using virosomes which target the mucosal compartment, we now have a means to elicit neutralizing IgA that can potentially work at low concentrations. Furthermore, virosomes do not require a mucosal adjuvant for triggering mucosal antibodies. This may cut the time to market since mucosal adjuvants are not currently marketed for human use."

    Dr. Fleury added, "Mymetics and its collaborators are the first group to report neutralizing IgA obtained after vaccination against HIV in non-human primate. In the coming year, Mymetics intends to conduct another study in non-human primates for testing of an improved vaccine version. Pending positive results, we may be able to file to initiate a clinical trial and begin phase I testing some time in late 2008."

    Mymetics Vaccine Program Background

    Worldwide, over 85 percent of HIV infections are the result of sexual transmission in which mucosal tissues from the genital and anorectal regions have been exposed to HIV-1 present in semen or secretions. According to a recent report from the International AIDS Vaccine Initiative, "Since an effective preventive AIDS vaccine will primarily have to protect an individual from sexual transmission of HIV, researchers think it will probably be important for a vaccine candidate to induce strong mucosal immune responses."

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Mymetics-affiliated researchers have been able to engineer gp41-derived antigens
(proteins and peptides) capable of eliciting antibodies, particularly IgA antibodies, with strong potential for preventing in vitro virus translocation across the mucosal barrier and/or to inhibit cell infection, thus preventing HIV-1 infection.

    Mymetics has combined three important concepts in its vaccine design:

      1- Induction of mucosal and blood antibodies to allow protection in different anatomical compartments and block the early event of HIV translocation at the genito-reproductive and intestine tracts and subsequent infection of target cells underlying the mucosal tissues, thereby preventing HIV entry and spreading in the body.

      2- Focusing the immune response against conserved regions on gp41 that may induce protective antibodies against a broad range of HIV clades. Mymetics is developing vaccines that contain antigens expressing limited immunodominant regions, while immunodistractive regions have been removed or altered without affecting the immunogenicity of the antigen.

      3- Minimal mimicry. This aspect is important when dealing with HIV proteins that have several known homologies with human proteins. Developing antibodies against such native HIV proteins may lead to cross-reactions toward human proteins and, consequently, increased risk of developing potential long-term autoimmunity side-effects after vaccination with unmodified HIV proteins. Mymetics' concept is to use a small engineered HIV protein sequence (gp41) that has been mostly deleted of its human protein homologies. This innovative concept is expected to render the vaccine effective against HIV while providing a safer alternative to other vaccine approaches.

    About Mymetics

    Mymetics was founded in 1990 near Lyon, France and was registered as a US (Delaware) public company in 2000. Since August 2003, its operations and research programs have been managed out of Switzerland (Nyon, near Geneva).

    Mymetics Common shares trade on NASDAQ's OTC:PK under the symbol MYMX. For more information, please visit the Company's website at http://www.mymetics.com/.


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    Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2006 for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date the statements were made.